ALPINE AIR EXPRESS HELD ITS ANNUAL SHAREHOLDER'S MEETING

     PROVO, Utah-- (BUSINESS WIRE)-Tuesday, June 28, 2005--Alpine Aviation, Inc., a subsidiary of Alpine Air Express, Inc. (OTC:BB ALPE), and the third largest, by volume, regional cargo airline and transportation logistics company in the US, with a fleet of 26 airplanes, announces the election of Mr. Joe Etchart as its new Board Chairman. Mr. Etchart, having been a member of Alpine Air's Board for several years, replaces Mr. Gene Mallette. Mr. Mallette will remain as the Company's Chief Executive Officer.

     Mr. Etchart has enjoyed a distinguished career as a Montana businessman where he has served as a Member of the Board of Directors of the Montana Livestock Ag Credit, Inc. since 1984, and twice served as it's Chairman. Mr. Etchart also served a term as the President of the National Public Lands Council and successfully completed a term as the Chairman of the Western Livestock Producers Alliance.

Mr. Etchart has served in numerous civic, political and appointed posts in the state of Montana where he has earned the respect of his professional colleagues and elected officials. Mr. Etchart had the distinction of chairing the finance committee for Montana Governor Marc Racicot's first electoral victory.

     In addition to the election of Mr. Etchart as Board Chairman, the shareholders reelected the current directors and ratified the Company's independent public accounting firm, Pritchett, Siler and Hardy, Alpine's CEO, Gene Mallette, commented on several key areas. Mallette described an ongoing operational program, which is providing guidance for Alpine's return to profitability during the current quarter. Additionally, Mallette marked the commencement of flight operations for the U. S. Postal Service related to the Hawaiian contract. The new contract successfully began service on April 24, 2004 with routes throughout the Hawaiian Islands. Although there has been significant success in increasing revenue and volume, it became clear that cargo fell short of the expected volume numbers provided by the U.S. Postal Service at the time of the contract bidding process.

     Mr. Mallette added, "Alpine Aviation Inc. provides air cargo transportation services in the United States in Hawaii, Montana, Texas, and North and South Dakota. We also operated a limited passenger service in Chile until this year. At the end of April 2004, we began operating in Hawaii after receiving the contract awarded there by the U.S. Postal Service ("USPS"). While the USPS is our primary customer, we have begun offering package delivery services for local businesses between the islands in Hawaii. During the course of 2004, our Company undertook several strategies to diversify its client base, pursue and secure new contracts, both in Hawaii and the domestic mainland, reduce our cost of operation, and vigorously return the Company to its strongest revenue year, with profitability expected to return later in 2005."

     Mallette continued, "Despite challenges with increasing fuel costs, we continue to rely on our experienced staff of flight crew and operations personnel to provide significant business from our first officer programs, and our aircraft service center. We look forward to 2005 to forge new relationships with operational carriers and the investment banking community in an effort to pursue our growth strategy."

     Further, Mr. Mallette was not able to comment on the status of negotiations the Company has underway related to acquisition financing, Mallette noted, "We look to 2005 to redefine Alpine Air, and its role as the nation's third largest all cargo regional air carrier. We are working to take advantage of the tough air cargo market by possibly acquiring or forging new relationships with new companies and new routes during the next 3-5 years, which could propel our Company to a new level of operation."

Founded in 1975, Alpine Air, a wholly owned subsidiary of Alpine Air Express Inc., provides competitively priced scheduled air cargo flights throughout the western and southwestern United States. The Company has an established client base that includes various contract operations and the U. S. Postal Service. Alpine Air provides superior "on time" performance and reliability, together with the flexibility to adapt quickly to the growing frequency and capacity requirements of its clients.

This press release may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, realization of U.S.P.S. projected volumes, changes in anticipated earnings of the company and other factors detailed in the company's filings with the SEC. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact Information:
Alpine Air Express Inc., Provo
Michael Dancy, 801-746-3570
e-mail: investor@alpine-air.com
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